Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our Independent Auditors’ Report dated July 25, 2023, related to the consolidated financial statements of Investment Grade RE Income Fund LP as of December 31, 2022 and 2021, and the years then ended.

Newport Beach, California
July 25, 2023